Exhibit 10.14

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of May, 2005, by and among MSG ACQUISITION, LLC, a Delaware limited liability company (the “Buyer”) and MIKOHN GAMING CORPORATION D/B/A PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, upon and subject to the terms and conditions contained herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets of the Seller used in the development, design, manufacture, marketing, sale and installation of signs, displays and slot glass for the gaming industry (the “Business”)(the Business does not include any electronics that the Seller currently sells with some of its signs and displays (the “Electronics Business”) which is a business being retained by the Seller); and

WHEREAS, in connection with and as contemplated by this Agreement, the parties have also entered into, executed and delivered the other certificates, agreements, documents and instruments herein contemplated (collectively, with this Agreement, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.01 Transfer of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Seller shall sell, convey, assign, and transfer to the Buyer, and the Buyer shall purchase, accept and take from the Seller, the following assets, properties and rights (such assets, properties and rights, but specifically not including the Excluded Assets (as defined herein), being referred to as the “Assets”):

(a) [Reserved];

(b) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned by the Seller which are (i) located at the facility at 328 Old Highway 91, Gateway Industrial Park, Hurricane, Utah 84737 (the “Hurricane Facility”), (ii) located in those sections of the graphics building at 6850 Paradise Road, Las Vegas, Nevada 89119 (the “Graphics Facility”) that are depicted on the building plan set forth on and a list of which is set forth in Schedule 1.01(a)(ii), (iii) located in those sections of the building at 920 Pilot Road, Las Vegas, Nevada 89118 that are depicted on the building plan set forth on and a list of which is set forth in Schedule 1.01(a)(iii), and (iv) any other assets set forth on Schedule 3.10(a), in each case together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(c) all Inventories (as defined in Section 3.10(e) below);

(d) all Accounts Receivable (as defined in Section 3.26 below), notes, bonds and other evidences of indebtedness of and rights to receive payments from any person;

(e) all of the Seller’s rights and benefits in and to all Assumed Contracts, and all outstanding offers or solicitations made by or to the Seller to enter into any such Assumed Contracts;

(f) subject to Section 5.02 as it relates to the Deferred IP Assets (as defined in Schedule 3.12(b)), all of the intangible rights and property of the Seller set forth on Schedule 3.12(b), including any goodwill or going concern value related thereto, in each case to the extent the transfer of such items to the Buyer is not prohibited by applicable laws or by contract;

(g) originals or copies of all of the Seller’s business records (other than personnel records) which arise from or which are used in connection with the Business, including customer lists, lists of suppliers, accounting records (including ancillary records, paid invoices and work papers related thereto), correspondence, computer and billing tapes, files, research data, advertising data and other records, in each case to the extent the transfer of such items to the Buyer is not prohibited by applicable laws;

(h) all claims of the Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and

(i) all rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset relating to the Assets that do not constitute Excluded Assets.

1.02 Excluded Assets. Notwithstanding anything herein to the contrary, the Assets shall not include the following assets, properties and/or rights (the “Excluded Assets”), which shall remain the property of the Seller after the Closing:

(a) all cash, cash equivalents, marketable securities and other short-term investments, and intercompany accounts receivable of the Seller or the Business;

(b) all personnel records and other records that the Seller is required by law to retain in its possession;

(c) all governmental permits and other governmental authorizations that the Seller is required by law to retain in its possession or prohibited by law from transferring to the Buyer;

(d) all minute books, stock books, tax returns and similar corporate records of the Seller;

(e) all claims for the refund of Taxes (as defined herein) and other governmental charges of whatever nature;

(f) all rights in connection with and assets of the Employee Benefit Plans (as defined herein);

(g) all rights under insurance policies, including without limitation, all claims, refunds and credits due or to become due under such policies;

(h) all claims and counterclaims with respect to rights of offset against liabilities of the Business or the Seller not assumed by the Buyer; and

(i) all rights of the Seller under this Agreement and the Transaction Documents;

(j) all rights of the Seller in its corporate name “Mikohn Gaming Corporation”;

(k) without in any manner limiting the foregoing, the properties and assets listed on Schedule 1.02.

1.03 Liabilities. It is understood and agreed that the Buyer shall not assume or become liable for the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages or other obligations of the Seller, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed (the “Excluded Liabilities”), provided that, at the Closing, the Buyer shall, pursuant to a bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit 1.03 (the “Bill of Sale and Assignment and Assumption Agreement”), assume and agree to pay, perform and discharge when due the following liabilities (the “Assumed Liabilities”):

(a) subject to Section 6.01, all obligations and liabilities of the Seller or its Affiliates under the contracts set forth on Schedule 1.03(a) (the “Assumed Contracts”) to be performed under the Assumed Contracts after the Closing (regardless of whether a customer prepaid for any service to be performed after the Closing), but except in all cases claims, obligations and liabilities, actual or contingent, arising out of the Seller’s default under, or breach of, any such Assumed Contracts prior to the Closing Date;

(b) all accounts payable of the Business as reflected on the Interim Balance Sheet (as defined herein) as of the Interim Balance Sheet Date and arising thereafter in the Ordinary Course of Business (as defined herein) other than intercompany accounts payable, accrued interest, management fees, debt for borrowed money, any obligations under capital leases and Taxes;

(c) subject to Sections 5.03 and 6.06, and except as otherwise specifically provided in this Agreement, all liabilities for Taxes (as defined herein) arising out of or relating to the use, ownership, sale or lease of any of the Assets after the Closing;

(d) except as otherwise specifically provided in this Agreement, all other liabilities to the extent arising out of or relating to the use of the Assets or the conduct of the Business after the Closing, but only to the extent that they arise after the Closing; and

(e) the obligations and liabilities assumed by the Buyer as provided in Section 6.03.

The Buyer shall control all claims, proceedings and other matters relating to the Assumed Liabilities and Seller shall, and shall cause its Affiliates (as defined below) to, refer all such matters to the Buyer for handling. “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

1.04 Post-Closing Transfers. Notwithstanding any provision herein to the contrary, the Buyer acknowledges and agrees that the Seller may not assign the operating leases and the vehicle leases identified on Schedule 1.04 (the “Identified Leases”) until it obtains the consent of the applicable lessor and that the Seller is unable to obtain such consents prior to the Closing. Following the Closing, the Seller authorizes the Buyer to use the copiers and vehicles that are the subject to the Identified Leases as if they had been transferred to the Buyer as of the Closing. The Seller agrees to use commercially reasonably efforts to work with its insurance carriers to obtain insurance coverage for the Buyer’s employees who drive the leased vehicles subject to the Identified Leases following the Closing for the period between the date of the Closing and the transfer of all or the applicable portion of the related Identified Leases. The Buyer agrees to reimburse the Seller for the lease payments and any other costs under the Identified Leases to the extent related to leased vehicles and copiers included among the Assets as such payments become due or make the payments directly as if the Identified Leases were Assumed Contracts as of the Closing. Once the consent to transfer all or the applicable portion of an Identified Lease is obtained, the Seller and the Buyer shall execute and deliver to each other a bill of sale and assignment and assumption agreement for that particular Identified Lease and such Identified Lease shall become an Assumed Contract.

1.05 Relocation Payment. The Parties acknowledge and agree that the Buyer may relocate the Business’ existing manufacturing activities from the Graphics Building to some other facility following the Closing Date. Pursuant to the Transition Services Agreement, the Seller shall sublet the Graphics Building to the Buyer following the Closing, pending the Buyer’s determination regarding the potential relocation of manufacturing activities. Within forty-five (45) days following the Closing Date, the Buyer shall give notice to the Seller of the Buyer’s determination with respect to the potential relocation. The Parties further agree as follows:

(a) Hurricane Relocation. If the Buyer provides notice of its intention to move the Business’s existing manufacturing activities to the Hurricane Facility, the Seller shall promptly assign and the Buyer shall assume the lease for the Graphics Facility, and such lease would be deemed an Assumed Contract for all purposes under this Agreement. Thereafter, upon the Buyer moving manufacturing activities from the Graphics Building to the Hurricane Facility within two-hundred twenty-five (225) days following the Closing, the Seller shall reimburse the Buyer for the Buyer’s actual cost (exclusive of internal personnel expense) of purchasing and installing any silver reclamation, waste water equipment and related equipment deemed necessary by the Buyer in order to facilitate the conduct of manufacturing activities at the Hurricane Facility in compliance with applicable laws, such reimbursement not to exceed $250,000.

(b) Other Relocation. If the Buyer determines, in its sole discretion, that relocating the Business’s existing manufacturing activities to the Hurricane Facility is cost prohibitive, then the Buyer may provide notice of its intention to move such manufacturing activities from the Graphics Building to any location other than the Hurricane Facility. In such case, the Buyer shall be entitled to continue to sublet the Graphics Building until the date that is two-hundred twenty-five (225) days after the Closing Date pursuant to the terms of the Transition Services Agreement. Under such circumstances, the lease for the Graphics Facility would not be assigned to or assumed by the Buyer and all liabilities and obligations with respect thereto would be deemed Excluded Liabilities for all purposes under the Agreement.

ARTICLE II

PURCHASE PRICE; CLOSING

2.01 Purchase Price. Subject to the adjustment provided in Section 2.02, the aggregate purchase price for the Assets (the “Purchase Price”) is Twelve Million Three Hundred Thousand Dollars ($12,300,000.00) of which $12,229,293 is payable in cash (the “Cash Portion”) and $70,707 is payable through the issuance of a fully paid membership interest in the Buyer representing 1% of the fully-vested and outstanding percentage ownership of the Buyer as of the Closing Date. At the Closing, the Cash Portion, minus any Estimated Working Capital Deficit or plus any Estimated Working Capital Surplus, shall be delivered by the Buyer to the Seller by wire transfer of immediately available funds, subject to subsequent adjustment as provided in Section 2.02.

2.02 Net Working Capital Adjustment.

(a) Definition of “Net Working Capital”. For purposes of this Section 2.02, “Net Working Capital” means (i) the aggregate amount of the net accounts receivable, net inventory and prepaid and other current assets of the Business plus net accounts receivable (the “Current Assets”) less (ii) accounts payable and accrued expenses and customer deposits and other current liabilities of the Business (except for Excluded Liabilities) (the “Current Liabilities”), both determined as of the close of business on the Closing Date, in each case as determined in accordance with U.S. Generally Accepted Accounting Principles, consistently applied (“GAAP”) and in a manner consistent with the Year-End Financial Statements (as hereinafter defined).

(b) Estimated Closing Statement. At least five (5) business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an estimated closing statement of the Business as of the Closing Date (the “Estimated Closing Statement”), which Estimated

Closing Statement shall set forth the Seller’s good faith estimate of the Current Assets, the Current Liabilities and the Net Working Capital. The Estimated Closing Statement shall be prepared in accordance with GAAP and in a manner consistent with the Year-End Financial Statements.

(c) Closing Date Adjustment. The parties hereto acknowledge that the portion of the Purchase Price being paid to the Seller pursuant to Section 2.01 is based on the assumption that the Net Working Capital of the Business shall be equal to Two Million Six Hundred Thousand Dollars ($2,600,000.00) (the “Assumed Net Working Capital”). The parties hereto agree that (i) if the Net Working Capital as reflected on the Estimated Closing Statement (the “Estimated Net Working Capital”) is less than the Assumed Net Working Capital, then the difference between the Assumed Net Working Capital and the Estimated Net Working Capital shall constitute the “Estimated Working Capital Deficit,” and (ii) if the Estimated Net Working Capital is greater than the Assumed Net Working Capital, then the difference between the Estimated Net Working Capital and the Assumed Net Working Capital shall constitute the “Estimated Working Capital Surplus.” At the Closing, the amount to be paid pursuant to Section 2.01 shall be modified as set forth therein based on the amount of any Estimated Working Capital Surplus or Estimated Working Capital Deficit, as the case may be.

(d) Buyer’s Proposed Closing Statement. Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a closing statement of the Business as of the Closing Date (the “Proposed Closing Statement”), which Proposed Closing Statement shall set forth the Buyer’s proposed calculation of the Current Assets, the Current Liabilities, and the Net Working Capital. The Proposed Closing Statement shall be prepared in accordance with GAAP and in a manner consistent with the Year-End Financial Statements, and shall set forth each of the components of the Current Assets and the Current Liabilities as determined by the Buyer.

(e) Examination of Proposed Closing Statement. The Seller shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and of the Buyer’s calculation of the Net Working Capital. Unless the Seller notifies the Buyer within thirty (30) days after the Seller’s receipt of the Proposed Closing Statement that it objects to the computation of Net Working Capital set forth therein, the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof. Subject to appropriate provisions regarding confidentiality, the Seller shall have access to the books and records of the Buyer during regular business hours for the sole purpose of verifying the computation of Net Working Capital. If the Seller notifies the Buyer in writing within thirty (30) days after receipt of the Proposed Closing Statement that it objects to the computation of Net Working Capital set forth therein, the amount of Net Working Capital shall be determined by negotiation between the Seller and the Buyer. If the Seller and the Buyer are unable to reach agreement within thirty (30) business days after such notification, the determination of the amount of Net Working Capital shall be submitted to a mutually agreeable third-party firm of independent certified public accountants of national reputation (the “Special Accountant”) for determination in accordance with the definitions of the components of Net Working Capital included in this Agreement, and such determination shall be binding and conclusive on the parties. The decision of the Special Accountant shall be provided in writing and, if possible, be made within thirty (30) days after the engagement of the Special Accountant and shall be final and binding on the parties. The

Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of the Net Working Capital (the final form of the Proposed Closing Statement, including any revisions which are made thereto pursuant to this Section 2.02(e), is referred to herein as the “Final Closing Statement”).

(f) Final Adjustment. Upon final determination of the Net Working Capital in accordance with this Section 2.02, a payment adjustment shall be made in accordance with this Section 2.02. If the Net Working Capital as reflected on the Final Closing Statement is less than the Estimated Net Working Capital (the amount of such shortfall, if any, is hereinafter referred to as the “Final Working Capital Deficit”), the Seller shall pay to the Buyer, on a dollar-for-dollar basis, an amount equal to the Final Working Capital Deficit. If the Net Working Capital as reflected on the Final Closing Statement is greater than the Estimated Net Working Capital (the amount of such excess is hereinafter referred to as the “Final Working Capital Surplus”), the Buyer shall pay to the Seller, on a dollar-for-dollar basis, an amount equal to the Final Working Capital Surplus.

(g) Expenses of Special Accountant. In the event that the parties submit any unresolved objections to the Special Accountant for resolution as provided in Section 2.02(e) above, the Seller, on the one hand, and the Buyer, on the other hand, will bear responsibility for the fees and expenses of the Special Accountant as follows:

(i) If the Special Accountant resolves the remaining objections, based on aggregate dollar values, in favor of the Buyer, the Seller will be responsible for all of the fees and expenses of the Special Accountant; and

(ii) If the Special Accountant resolves the remaining objections, based on aggregate dollar values, in favor of the Seller, the Buyer will be responsible for all of the fees and expenses of the Special Accountant.

2.03 Allocation. The Purchase Price shall be allocated as set forth on Schedule 2.03. The Buyer and the Seller agree to file their federal and state income tax returns (and Form 8594, if applicable) on the basis of the allocation set forth on Schedule 2.03 and that neither shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

2.04 Manner of Effecting Sale. The sale, conveyance, transfer, assignment and delivery of the Assets by the Seller to the Buyer shall be effected by the Bill of Sale and Assignment and Assumption Agreement and such deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title, as the Buyer or the Buyer’s attorney shall reasonably request.

2.05 Closing and Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets (the “Closing”) shall take place at 10:00 a.m. on the date hereof in the offices of the Seller, or on such other date and at such other time and place as the parties shall agree in writing (the “Closing Date”). The Buyer shall commence to own, operate and control the Business as of the Closing.

2.06 Method of Payment. All monetary payments from one party to another under this Agreement, including, without limitation, the Purchase Price, shall be made in cash or by wire transfer of immediately available federal funds to an account designated in writing by the party receiving such payment. All such payments shall be made in U.S. currency.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

3.01 Organization and Authorization.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in the states in which failure to be so qualified would have a Material Adverse Effect. “Material Adverse Effect” shall mean any effect that is materially adverse to the assets, liabilities, financial condition or existing business of the Company, excluding effects to the extent due to: (i) general business or economic conditions; (ii) conditions generally affecting any industry or industry sector in which the Business operates or competes; (iii) the announcement, execution or delivery of this Agreement or the transactions contemplated hereby; or (iv) any change in accounting requirements or any change in applicable laws or the interpretation thereof.

(b) The Seller has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the parties other than the Seller, constitutes the Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance or injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.02 No Conflict. The execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated herein by the Seller, and the performance of the covenants and agreements of the Seller will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Seller; or (b) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which the Seller is a party and by which the Assets or the Business may be bound; or (c) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which the Seller is a party and by which the Assets or the Business may be bound; or (d) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any Assets.

3.03 Required Consents and Approvals. Except as set forth on Schedule 3.03, no consent or approval is required by virtue of the execution hereof by the Seller or the consummation of any of the transactions contemplated herein by the Seller to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Seller pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Seller is a party and to which the Assets or the Business is subject.

3.04 No Violation of Law. Except as set forth on Schedule 3.04, the Seller (a) is not and since January 1, 2002 has not been in violation in any material respect of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it in connection with the operation of the Business, or relating to its Assets or the Business or the advertising, sales or pricing practices of the Business (including, without limitation, any antitrust laws and regulations), and (b) the Seller has not in any event been notified of the existence of any of the foregoing.

3.05 Financial Statements. Schedule 3.05(a) contains the unaudited pro forma balance sheet of the Business as of December 31, 2004, and the related unaudited pro forma statement of income for the year then ended (collectively, the “Year-End Financial Statements”), and the unaudited pro forma balance sheet of the Business as of March 31, 2005, and the related unaudited pro forma statement of income for the three-month period then ended (the “Interim Financial Statements”; the Year-End Financial Statements and the Interim Financial Statements are referred to collectively herein as the “Financial Statements”). Schedule 3.05(b) contains certain additional income statement data related to the Business (the “Additional Income Statement Data”). The Year-End Financial Statements present fairly, in all material respects, the financial position of the Business as of the date thereof, and the related results of its operations for the year then ended. The Interim Financial Statements present fairly, in all material respects, the financial position of the Business as of the date thereof, and the related results of its operations for the quarter ended March 31, 2005. The line designated as “COS- Total Materials” in the Additional Income Statement Data materially accurately states the aggregate raw material costs incurred by the Business for the applicable periods stated therein. The line designated “COS Labor and Overhead” in the Additional Income Statement Data materially accurately states the direct labor costs, indirect labor costs (exclusive of labor and overhead costs related to sales and marketing, art, executive and administrative, finance and legal (collectively, “SG&A”)) and overhead incurred by the Business during the applicable periods stated therein. The line designated “Total SG&A Dept. Exp.” in the Additional Income Statement Data materially accurately states the labor and overhead costs incurred by the Business with respect to SG&A (other than, with respect to the Hurricane Facility, indirect labor costs for IS, HR and facilities, which are included in the line designated COS-Labor and

Overhead) during the applicable periods stated therein. The total revenue reflected on the Year-End Financial Statements and the Interim Financial Statements materially accurately states the revenue of the Business during the applicable periods. The EBITDA of the Business for the year ending December 31, 2004, was not less than $2,596,000 and the EBITDA of the Business for the quarter ending March 31, 2005, was not less than $590,000. If at the commencement of the calendar year 2004, the Net Working Capital (determined as of such date, as opposed to the Closing Date) of the Business had been an amount equal to the Assumed Net Working Capital, then the Business would have been able to operate on a stand-alone basis in calendar year 2004, assuming it performed in the manner in which it performed in 2004, without requiring any additional funding for its operations. The balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby, other than Taxes related thereto. The statements of operations included in the Financial Statements do not include any revenue resulting from the operations of any entity or business not intended to constitute a part of the Business after giving effect to the transactions contemplated by this Agreement. EBITDA means the earnings of the Business before interest, taxes, depreciation and amortization of the Business.

3.06 [Reserved]

3.07 No Undisclosed Liabilities. The Seller has no liability or obligation whatsoever relating to the Business or the Assets, whether accrued, absolute, contingent or otherwise, other than (a) those reflected in, reserved against or otherwise described in the Financial Statements, (b) those arising in the Ordinary Course of Business, (c) Assumed Contracts, (d) Excluded Liabilities, (e) those that, in the aggregate, are immaterial to the Business and the Assets, and (f) those reflected on Schedule 3.07.

3.08 Affiliate Transactions; Guaranties.

(a) Schedule 3.08(a) lists all agreements, arrangements and other commitments or transactions to or by which the Seller, on the one hand, and any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1, 2004, (ii) are currently pending or in effect or (iii) involve continuing liabilities or obligations that, individually or in the aggregate, have been or will be material to the Business (each, an “Affiliate Transaction”). Each such Affiliate Transaction was on terms and conditions as favorable to the Seller as would have been obtainable by it at the time in a comparable arm’s-length transaction with a person other than the Seller or any of its Affiliates. No officer or director and, to the Seller’s knowledge, no employee of the Seller, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use in the Business or (y) any person that is a supplier, customer or competitor of the Business, (ii) serves as an officer, director or employee of any person that is a supplier, customer or competitor of the Business or (iii) is a debtor or creditor of the Business. For purposes of this Agreement, and without limitation, Affiliates of the Seller shall be deemed to include (A) any person directly or indirectly beneficially owning or controlling 5% or more of the outstanding voting securities of the Seller or any of its Affiliates, (B) any person 5% or more of whose outstanding voting securities are directly or indirectly beneficially owned or controlled by the Seller or any of its

Affiliates or (C) any current or former director or officer of the Seller or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the U.S. Securities Exchange Act of 1934, as amended) of any such director or officer.

(b) Except as set forth on Schedule 3.08(b): (i) none of the obligations or liabilities of the Business or of the Seller incurred in connection with the Business is guaranteed by or subject to a similar contingent obligation of any other person; (ii) the Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other person in connection with the Business; and (iii) there are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with the Business or the Assets.

3.09 Real Property.

(a) Schedule 3.09(a) sets forth a complete and accurate list and description of all the real property that the Seller owns, leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease that relates to or has been utilized in the Business (the “Real Property”). With respect to each parcel of Real Property required to be listed and described on Schedule 3.09(a), the Seller has made available to the Buyer true, correct and complete copies of each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to the Seller of an option to purchase or lease such parcel, each lease and leasehold mortgage (if any) with respect to such parcel, and any title policies or commitments and surveys with respect to such parcel.

(b) Except for Permitted Liens and other matters set forth on Schedule 3.09(b), no Real Property is subject to (i) any governmental decree or order (or threatened or proposed order known to the Seller) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

3.10 Personal Property.

(a) Schedule 3.10(a) sets forth a complete and accurate list of all the tangible personal property that the Seller owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease, which is utilized primarily in the Business.

(b) The Seller (i) has good and valid title to all the owned tangible personal properties listed on Schedule 3.10(a), and all the tangible personal properties and assets reflected, but not shown as leased or encumbered, in the Financial Statements (except for inventory and assets sold in the Ordinary Course of Business and supplies consumed in the Ordinary Course of Business); and (ii) except for Permitted Liens, owns such personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral, security arrangements and other title or interest retention arrangements. Except as disclosed on Schedule 3.10(b) all of the tangible Assets are in the possession of the Seller.

(c) Except as set forth on Schedule 3.10(c), the plants, structures and equipment owned or leased by the Seller relating to or utilized in the Business (other than any Excluded Assets) have no material defects, are in reasonably good and safe operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. Except as set forth on Schedule 3.10(c), to the Seller’s knowledge, there are no facts or conditions affecting any material tangible Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

(d) Except as set forth on Schedule 3.10(d), the Assets include all assets that have been used in the Business since January 1, 2004, and all assets that are reasonably required to operate the Business in the manner in which the Business has been conducted by the Seller since January 1, 2004, other than assets disposed of, consumed or sold in the Ordinary Course of Business, the Excluded Assets, and the assets and rights to be made available to the Buyer pursuant to the Manufacturing and Supply Agreement, the License Agreement and the Transition Services Agreement (each as hereinafter defined). The Seller has conducted the Business only through the Seller and not through any other divisions or direct or indirect subsidiaries or any other entity, and none of the Assets are owned by any Subsidiary of the Seller.

(e) All of the inventories of the Seller included in the Interim Financial Statements or subsequently acquired by the Seller in connection with the operation of the Business (the “Inventories”) are merchantable and of a quality and quantity usable and saleable in the Ordinary Course of Business or pursuant to a binding contract, and the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods or products) are not excessive, but are reasonable, adequate and appropriate in light of normal operating requirements of the Business subject to the reserves for obsolete inventory set forth in the Financial Statements or accrued in the Ordinary Course of Business since the date of the Financial Statements (to the extent set forth on the Final Closing Statement). All of the Inventories of the Seller included in the Interim Financial Statements are valued for the purposes thereof at the lower of cost or market.

(f) Schedule 3.10(f) contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements (other than Real Property leases) pursuant to which the Seller leases tangible personal property from others that relates to or is utilized primarily in the Business and which (i) require the Seller to pay, for rent and any obligatory improvements, more than $10,000 in any single year or $10,000 during the entire term of such lease or lease-purchase arrangement (including any renewal term that the Seller may not avoid by refusing to renew in its sole discretion); or (ii) provide for a purchase option for a price of more than $10,000. Schedule 3.10(f) specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements. The Seller has made available to the Buyer a true, correct and complete copy of each of the items required to be listed on Schedule 3.10(f).

3.11 Indebtedness. Schedule 3.11 sets forth a complete and accurate list of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Seller relating to the Assets or the Business, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Seller in the Business (other than those set forth on Schedule 3.10(f)) other than any Excluded Liabilities. The Seller has made available to the Buyer a true, correct and complete copy of each of the items required to be listed on Schedule 3.11.

3.12 Intellectual Property.

(a) Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” shall mean all worldwide patents, patent rights, patent applications, registered trademarks and service marks, trademark rights (including but not limited to product names, logos, slogans and tag lines), trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, moral rights, domain names and all intellectual, industrial software or proprietary rights, rights of publicity and trade secrets, technology and know-how.

(b) Utilization of Intellectual Property. Other than the registered trademark “Mikohn,” used as part of the name Mikohn Signs & Graphics, artwork utilized in the operation of the Business, custom software developed for the CAD system utilized in the operation of the Business, and commercially available software and hardware and other Intellectual Property listed on Schedule 3.12(b) (collectively, the “Business IP”), no Intellectual Property is required to operate the Business in the manner in which the Business has been conducted by the Seller since January 1, 2004, and no Intellectual Property has actually been utilized by the Seller in the conduct of the Business during such period. Schedule 3.12(b) identifies which of the Business IP is owned by the Seller and which of the Business IP is licensed from third parties and also separately identifies the Deferred IP Assets. The Business also obtains sublicenses from its customers relating to the use of trademarks on signs and displays made for its customers. The Buyer will not be required to obtain any additional licenses to any Intellectual Property in order to assemble the Finished Electronics for the Seller in accordance with the Manufacturing and Supply Agreement (as defined in Section 7.01(d)).

(c) Ownership; Non-Infringement. Subject to Permitted Liens, the Seller owns all right, title and interest in and to the Business IP other than Business IP licensed from third parties. There are no pending proceedings or adverse claims made or, to the Seller’s knowledge, threatened against the Seller with respect to the Business IP. No litigation has been commenced or, to the Seller’s knowledge, threatened in writing within the past five (5) years with respect to the Business IP or the Seller’s rights therein. To the Seller’s knowledge, the operation of the Business has not infringed upon any Intellectual Property of any third party (“Third-Party Intellectual Property”). To the Seller’s knowledge, such Third-Party Intellectual Property or its use by others or any other conduct of a third party does not conflict with or infringe upon any Business IP or its use by the Seller.

3.13 Litigation. Schedule 3.13 (a) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers’ compensation suits, actions or proceedings) pending, or to the knowledge of the Seller, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, relating to or involving any of the Assets or the Business, and (b) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth on Schedule 3.13, there are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to or involving any of the Assets or the Business. The Seller has made available to the Buyer true, correct and complete copies of pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure required to be listed on Schedule 3.13, and the judgments, orders, writs, injunctions, decrees, indictments and informations, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards required to be listed on said Schedule.

3.14 Employees.

(a) Schedule 3.14(a) sets forth the names, job title and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees and independent contractors of the Seller working in the Business, together with the date and amount of the last increase in compensation for each such person. To the knowledge of the Seller, no such employee or independent contractor intends to terminate his or her employment or independent contractor relationship with the Business as a result of the transactions contemplated herein or otherwise.

(b) The Seller has conducted a thorough review of its employee records and has determined, based upon information provided to the Seller, that each foreign national employee of the Seller working in the Business is authorized to be present and employed in the United States. To the Seller’s knowledge, the information relied upon to make the foregoing determination is accurate. Additionally, except as disclosed on Schedule 3.14(b), the Seller is in compliance with all applicable laws, regulations, judgments and other requirements relating to the regulation of foreign nationals in the United States including, without limitation, those items relating to the employment and compensation of foreign nationals in the United States. Moreover, there are no unresolved past, pending or, to the Seller’s knowledge, threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims, or notices of noncompliance or violation relating in any way to the Seller or its operations in connection with the Seller’s employment of foreign nationals. As used herein, the term “foreign national” means a person who is not a citizen of the United States of America.

3.15 Employee Benefits.

(a) List and Description of Plans and Arrangements. Schedule 3.15(a)(i) sets forth a complete and accurate list of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) which satisfy all three of the following criteria: A) they relate to employee benefits; (B) they pertain to the employees listed on Schedule 6.03; and (C) they are currently adopted, maintained by, sponsored by, or contributed to by the Seller, any of its predecessors in interest or any employer which, under Section 414 of the Internal Revenue Code (the “Code”), would constitute a single employer with the Seller (a “Seller Affiliate”) (collectively, “Employee Benefit Plans”), including, but not limited to, all such: (1) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (2) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (3) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove. All such compensation and benefits are appropriately reflected in the Financial Statements and books and records of the Seller.

(b) Copies of Documents Provided to the Buyer. The Seller has made available to the Buyer true, correct and complete copies of all the Employee Benefit Plans, as well as related documents reasonably requested by the Buyer. Since the date such documents were supplied to Buyer, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

(c) Agreements to Create, Continue or Terminate Plans. Neither the Seller, its predecessors in interest nor any Seller Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan.

(d) Retiree Welfare Benefits. No Employee Benefit Plan provides group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

(e) Vacation Benefits. Schedule 3.15(e) sets forth a complete and accurate list of the number of vacation and personal days accrued by the employees listed on Schedule 6.03 pursuant to Seller’s policies but remaining unused as of the Closing. Such employees are not allowed to accrue sick days.

(f) Service Credit. Schedule 3.15(f) sets forth a complete and accurate list of the service with Seller credited to each employee listed on Schedule 6.03 as of the Closing Date.

(g) Parachute Payments. None of the Assumed Liabilities includes an obligation to make a payment that would be a nondeductible expense pursuant to Code Section 162(m) or 280G or result in an excise Tax to the recipient pursuant to Code Section 4999.

3.16 Collective Bargaining. Except as set forth on Schedule 3.16, there are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements with any union or labor organization covering any of the Transferring Employees and none of the Transferring Employees is represented by any union or labor organization. The Seller has made available to the Buyer a true, correct and complete copy of each agreement listed on Schedule 3.16.

3.17 Labor Disputes. The Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours with respect to the Business. The Seller is not and has not been engaged in any unfair labor practice, and to the Seller’s knowledge, no unfair labor practice complaint against the Seller is pending before the National Labor Relations Board. There is no labor strike or other labor trouble pending, affecting the Business or, to the Seller’s knowledge, threatened against the Business. With respect to the Business, relations between management and labor are amicable and there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

3.18 [Reserved]

3.19 Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, causes of action, suits, investigations, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims (including any claims involving liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, and legal and consultant fees and costs of investigations or proceedings, relating in any way to any Environmental Law or the presence or Release (or alleged presence or Release) into the environment of any Hazardous Material on, at or from the Real Property (hereinafter “Claims”) including, without limitation, and regardless of the merit of such Claim, any and all Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law or any alleged injury or threat of injury to human health, safety, natural resources or the environment.

(ii) “Environmental Laws” shall mean all present federal, state and local laws, statutes, ordinances, regulations, codes, policies, rules, directives, orders, decrees, permits, licenses, approvals, authorizations, criteria, guidelines, covenants, deed restrictions, treaties, conventions, and rules of common law now in effect, and in each case as amended, and any judicial or administrative judgment, opinion or interpretation thereof, relating to the regulation or protection of human health, safety, natural resources or the environment, including, without limitation, laws and regulations (and all other items recited above) relating to the use, treatment, storage, management, handling, manufacture, generation, processing, recycling, distribution, transport, Release or threatened Release of or exposure to any Hazardous Material.

(iii) “Hazardous Materials” shall mean, collectively, any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas, in each case whether naturally occurring, human-made or the by-product of any process, including but not limited to petroleum or petroleum products (A) that is now or hereafter becomes defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant,” or any other words of similar meaning under any Environmental Law, (B) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any governmental or regulatory authority, or (C) that could require investigation, response or remediation, or could support the assertion of any Environmental Claim.

(iv) “Release” shall mean the release, deposit, disposal or leakage of any Hazardous Material at, into, upon or under any land, water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

(b) Except as disclosed on Schedule 3.19(b):

(i) The Seller is in compliance with all applicable Environmental Laws in connection with the ownership and conduct of the Business;

(ii) The Seller has all permits, licenses and other approvals required under the Environmental Laws with respect to the Real Property and the Seller’s operations of the Business thereon;

(iii) There are no past, pending or, to the Seller’s knowledge, threatened Environmental Claims relating to the Seller’s operations of the Business or the Real Property;

(iv) Hazardous Materials have not at any time been present, generated, used, treated, managed, recycled, stored or Released by the Seller, or to the Seller’s knowledge any other party, at, on, in or under, or transported to or from the Real Property;

(v) To the Seller’s knowledge, Hazardous Materials have not at any time been Released at, on, in or under any other property in the vicinity of the Real Property;

(vi) There are not now and, to the Seller’s knowledge, never have been any underground storage tanks located at, on or under the Real Property; and to the Seller’s knowledge, (a) there is no asbestos contained in, forming part of, or contaminating any part of the Real Property and (b) no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Real Property;

(vii) There are no pending or, to the Seller’s knowledge, threatened Environmental Claims at any treatment, storage or disposal facility that has received Hazardous Materials from or generated at the Real Property; and

(viii) To the Seller’s knowledge, there are no past or present facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including the

Release or presence of Hazardous Materials, that could (A) form the reasonable basis of an Environmental Claim against or involving the Seller, the Business, the Assets or the Real Property, (B) cause the Real Property to be subject to any restrictions on or affect its ownership, occupancy, use or transferability under any applicable Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or municipality in which the Real Property is located, other than any customary disclosure requirements in connection with the transfer of the Real Property, or (D) prevent or interfere with the construction, operation or maintenance of the Real Property.

3.20 Required Licenses and Permits. The Seller has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of the Business as currently conducted. A correct and complete list of all such licenses, permits and other authorizations is set forth on Schedule 3.20. The Seller has made available to the Buyer true, correct and complete copies of all written licenses and permits required to be listed on Schedule 3.20. Except for licenses, permits or other authorizations which are non-transferable pursuant to applicable law or by the terms of such licenses, permits or other authorizations, none of such licenses, permits or other authorizations will be terminated or impaired or become terminable in whole or in part, as a result of the transactions contemplated hereby (except to the extent that the impairment results from actions or omissions by the Buyer or the directors and officers of Buyer).

3.21 Insurance Policies. Schedule 3.21 sets forth a complete and accurate list of all insurance policies in force naming the Seller, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Seller has paid or is obligated to pay all or part of the premiums, which insure the Assets or the Business (other than any Excluded Assets). The Seller has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Seller is in compliance in all material respects with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth on Schedule 3.21, during the term of such policies, as extended or renewed. The Seller has made available to the Buyer true, correct and complete copies of each of the policies required to be listed on Schedule 3.21.

3.22 Major Suppliers and Customers. Schedule 3.22 sets forth a list of each supplier of goods or services to, and each customer of, the Business, to whom the Seller paid or billed in the aggregate more than $25,000 during the 12-month period ended December 31, 2004, together, in each case, with the amount paid or billed during such period. The Seller is not engaged in any dispute with any of such suppliers or customers and all payments or other obligations owing to or from the Seller, on the one hand, and such suppliers and customers, on the other hand, are not past due. To the Seller’s knowledge, the consummation of the transactions contemplated hereunder will not have any material adverse effect on the business relationship of the Seller with any such supplier or customer assuming that the Buyer continues to operate the Business in substantially the same manner as the Seller operated the Business prior to the Closing.

3.23 Contracts and Commitments. Except as set forth on Schedule 3.23 (such items, along with those set forth on Schedules 3.08(a), 3.09(a), 3.10(f), 3.11, 3.15(a)(i), 3.16, and 3.21, the “Material Contracts”):

(a) The Seller does not have any agreement, contract, or commitment, whether written or oral, that is material to the Business or its operations;

(b) The Seller does not have any contracts or commitments relating to the Business that continue for a period of more than six (6) months from the date hereof or require payments, in the aggregate, in excess of $10,000;

(c) The Seller does not have any outstanding contract, written or oral, with any officer, employee, agent, consultant, advisor, salesman, manufacturer’s representative, distributor, dealer, subcontractor, broker, or similar person or entity relating to the Business that is not cancelable by the Seller, on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind, except liabilities which arise as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings or for the payment of any other amounts accrued as of the date of termination;

(d) The Seller is not under any liability or obligation under any agreement relating to the Business pursuant to which third parties have been provided with products that can be returned to the Seller in the event they are not sold and which could involve a liability of the Seller of $10,000 or more in the aggregate;

(e) Other than Excluded Liabilities, the Seller does not have (i) any outstanding loan or loan commitment (excluding credit extended in the Ordinary Course of Business to purchasers of inventory) to any person, or (ii) any factoring, credit line or subordination agreement, in either case relating to the Business;

(f) Except as noted on Schedule 3.11 and except for negotiable instruments in the process of collection, the Seller does not have any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity, which relates to the Business;

(g) There are no contracts or agreements relating to the Business with any director, officer or, to the Seller’s knowledge, shareholder of the Seller, any person related to any such person or any organization in which any director, officer, or shareholder of the Seller, or anyone related to any such person, has a direct or indirect financial interest;

(h) The Seller is not subject to any contract or agreement containing covenants limiting the freedom of the Business to compete in any line of business in any geographic area or requiring the Business to share any profits;

(i) There is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of the Business or requiring any payments or other distributions based on such profits, revenues or cash flows;

(j) The Seller is not a party to any license agreement or other arrangement with any third party relating to the ownership, development or use of Business IP, including any Business IP that is licensed from third parties; and

(k) The Seller is not a party to or bound by any presently existing contract, agreement or other arrangement that has had or would reasonably be expected to have a Material Adverse Effect.

The Seller has made available to the Buyer true, correct and complete copies of all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to or listed on, any Schedule delivered hereunder and all standard forms used in connection with the sale of products or services, including, without limitation, customer service contracts, purchase orders, sales orders, quotation forms and standard terms and conditions.

3.24 Agreements in Full Force and Effect. Except as expressly set forth on Schedule 3.24, all Material Contracts are valid and binding, and are in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The Seller has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such Material Contracts, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Seller or, to the knowledge of the Seller, any other party thereto.

3.25 Absence of Certain Changes and Events. Except as set forth in Schedule 3.25, since December 31, 2004, the Seller has operated the Business only in the Ordinary Course of Business, and has not with respect to or affecting the Business or the Assets:

(a) suffered any damage or destruction materially adversely affecting the Assets or the Business;

(b) made any transfer of assets to any Affiliate of the Seller; or transferred any assets from any Subsidiary to the Seller, any other Subsidiary or any Affiliate of the Seller; or transferred any assets from any Affiliate of the Seller to the Seller;

(c) suffered any Material Adverse Effect with respect to its assets, liabilities, financial condition or existing business, or relationships with any suppliers or customers listed on Schedule 3.22;

(d) except for customary increases based on term of service or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee required to be listed on Schedule 3.14(a) (each, an “Employee”), or increased (or announced any increase in) or adopted any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement relating to the Business;

(e) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) relating to the Business other than in the Ordinary Course of Business;

(f) paid, discharged, satisfied or renewed any claim, liability or obligation relating to the Business other than payments in the Ordinary Course of Business;

(g) permitted any of the Assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens;

(h) cancelled or forgiven any indebtedness or otherwise waived any material claims or rights relating to the Business;

(i) sold, transferred or otherwise disposed of any of the Assets, except in the Ordinary Course of Business;

(j) made any single capital expenditure or investment relating to the Assets or the Business in excess of $5,000;

(k) made any change in any method, practice or principle of financial or tax accounting;

(l) managed working capital components, including cash, receivables, other current assets, trade payables and other current liabilities in a fashion inconsistent with past practice, including failing to sell inventory and other property in an orderly and prudent manner or failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

(m) paid, loaned, advanced, sold, transferred or leased any asset to any Employee, except for normal compensation involving salary and benefits;

(n) entered into any material commitment or transaction, other than in the Ordinary Course of Business, affecting the Business; or

(o) agreed in writing, or otherwise, to take any action described in this Section.

3.26 Accounts Receivable.

(a) All accounts receivable owed to the Seller with respect to the Business by any director, officer, or employee of the Seller (or to the Seller’s knowledge any shareholder of the Seller or any relative of any such person) (including those accounts receivable reflected in the Financial Statements and incurred since March 31, 2005) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

(b) All accounts receivable of the Business (the “Accounts Receivable”) (i) are valid, existing and fully collectible (subject to the allowance for doubtful accounts set forth in the Interim Financial Statements and any accrued in the Ordinary Course of Business subsequent to the date of the Financial Statements (to the extent set forth on the Final Closing Statement) and subject to Buyer using the same collection practices as Seller used prior to the Closing); (ii) represent monies due for goods sold or services rendered in the Ordinary Course of Business; and (iii) are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as shown on Schedule 3.26(b), as of the date of such Schedule, all such accounts receivable were current, and the Seller does not have knowledge of any dispute regarding the collectibility of any such accounts receivable. All reserves shown on the Financial Statements were adequate under GAAP as of such dates calculated consistent with past practice.

3.27 Tax Matters.

(a) Taxes. For purposes of this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Seller is required to pay, withhold or collect.

(b) No Liens. There are no liens on any of the Assets with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Seller is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed in Schedule 3.27(b).

3.28 Brokerage. Other than Roth Capital Partners, LLC (“Roth Capital”), pursuant to its agreement with the Seller, no broker, agent, or finder has rendered services to the Seller in connection with the transactions contemplated under this Agreement. In no event will the Buyer be responsible for any fees, expenses or other obligations to Roth Capital, all of which shall be paid by the Seller.

3.29 Disclosure. No representations, warranties, assurances or statements by the Seller in this Agreement (including the Schedules hereto) contains any untrue statement of fact, or omits to state a material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

3.30 No Implied Representations. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Seller has not made and is not making any representation or warranty, express or implied, except for those representations and warranties set forth in Article 3 of this Agreement (including the Schedules thereto) or as expressly set forth in any other Transaction Document.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.01 Organization. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own its properties, conduct the Business and effect the transactions contemplated hereunder. The Buyer is in good standing in each jurisdiction in which failure to be so qualified would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereunder.

4.02 Authorization. The Buyer has all requisite right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the parties other than the Buyer, constitutes the Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance or injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.03 No Conflict. The execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated herein by the Buyer, and the performance of the covenants and agreements of the Buyer will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document of the Buyer; (b) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Buyer is a party or by which the Buyer or its properties may be bound.

4.04 Brokerage. No broker, agent, or finder has rendered services to the Buyer in connection with the transactions contemplated under this Agreement.

4.05 Required Consents and Approvals. Except as set forth on Schedule 4.05, no consent or approval is required by virtue of the execution hereof by the Buyer or the consummation of any of the transactions contemplated herein by the Buyer to avoid the violation or breach of, or the default under, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Buyer is a party or to which it or any of its property or assets is subject.

ARTICLE V

COVENANTS OF THE SELLER

5.01 Preparation of Supporting Documents. In addition to such actions as the Seller may otherwise be required to take under this Agreement or applicable law to consummate this Agreement and the transactions contemplated hereby, the Seller shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the Buyer may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of the Buyer or the Seller in connection with the Buyer’s purchase of the Assets from the Seller and the transactions contemplated herein. Any information so furnished by the Seller shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.02 Name Change. Following the Closing, the Seller shall use its commercial best efforts to obtain permission under all of its gaming-related licenses, permits or other governmental authorizations (“Gaming Permits”) to change its corporate name from “Mikohn Gaming Corporation” to another name and, within thirty (30) days after obtaining such permission, change its name to “Progressive Gaming International Corporation” or such other name as the Seller may select in its sole discretion that does not include “Mikohn.” Upon the earlier of (a) thirty (30) days after the Seller obtains such permission or (b) the one-year anniversary of the Closing (the “Deferred IP Asset Transfer Date”), the Seller shall transfer to the Buyer the Deferred IP Assets, including any goodwill or going concern value related thereto. Prior to the Deferred IP Asset Transfer Date, the Buyer may use the name or trademark “Mikohn” in combination with any words other than “gaming,” “games,” or similar words or variations thereof. After the Deferred IP Asset Transfer Date, the Buyer may use the name or trademark “Mikohn” without restriction, except that it may not use the name “Mikohn Gaming Corporation.” Both prior to and after the Deferred IP Asset Transfer Date, the Seller may continue to use the word “Mikohn” on its gaming products and otherwise in order to comply with its Gaming Permits and applicable law and regulations. In addition, prior to the Deferred IP Asset Transfer Date, the Seller will prominently display on its internet website “mikohn.com” both (i) a statement that the Seller is not affiliated with the Buyer and (ii) a link to the Buyer’s internet website.

5.03 Post-Closing Taxes, Utilities, Assessments and Similar Adjustments.

(a) The Seller shall be responsible for the payment of the following on and after the Closing Date:

(i) all federal, state and other Taxes imposed upon the Seller’s net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

(ii) Taxes payable by the Seller on gross income from the sale of the Assets to the Buyer hereunder;

(iii) subject to the provision of Section 6.06, all sales and use Taxes imposed on the purchase, sale, use or transfer of property by the Seller prior to and as a result of the Closing; and

(iv) any penalties, interest, or similar charges with respect to the foregoing Taxes enumerated in this Section.

(b) “General Taxes” (as defined hereinafter) shall be prorated between the Seller and the Buyer, so that regardless of when or by whom actually paid or payable, the Seller shall bear any of such taxes levied or assessed against or with respect to the Assets for or with respect to any period before the date of the Closing and the Buyer shall bear any of such taxes for or with respect to any period on or after the date of Closing. “General Taxes” shall mean (i) all annual or periodic ad valorem fees and other taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property and (ii) all other annual or periodic fees, taxes and similar charges imposed by any governmental unit, upon or in respect to the Assets, including, but not limited to, taxes, fees or similar charges (e.g. licenses) for the privilege of doing business. “General Taxes” shall not include motor fuel taxes, sales and use taxes, corporate franchise taxes, transfer taxes, income taxes, taxes based on gross income and other taxes described in Section 5.03(a). Reimbursements by one party to the other pursuant to this Section 5.03 shall be made within thirty (30) days of demand. The Buyer shall prepare and file any returns for General Taxes due from and after the date of the Closing, and the Seller shall prepare and file all other returns for General Taxes. The Buyer and the Seller shall jointly prepare returns which determine taxes that are being prorated.

(c) In the event any deficiencies are assessed or refunds made with respect to any of the taxes provided for in this Section 5.03, deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the tax pursuant to this Section 5.03.

5.04 Intellectual Property. After the Closing, other than with respect to its continuing use of the name “Mikohn”, the Seller shall not (i) adopt, use, file an application for, register, claim or assert any title to or interest in, any of the Business IP on their own behalf or on behalf of others, or (ii) adopt, use, file an application for, register, claim or assert any title to or interest in, any trademarks or service marks that are included within the Business IP or any trademarks or service marks which are likely to be confusing with such marks, on their own behalf or on behalf of others.

5.05 Assets. Without limiting the provisions of Section 1.01 hereof, after the Closing, the Seller shall turn over to the Buyer any and all Assets that are or come into the possession of the Seller.

5.06 IGT Agreement. The parties acknowledge and agree that pursuant to the terms of Section 1.03 of this Agreement, and subject to the other terms and conditions hereof, the Buyer is assuming certain rights and obligations under Sections 3.2(b)(ii), 3.3 and 3.4 of the License and Development Agreement between the Seller and IGT, dated as of August 6, 2004. The Seller agrees that, to the extent that IGT purchases any products from the Buyer and, pursuant to the terms of the IGT Agreement, IGT elects to pay for such products via a credit against the “Advance Payments” (as defined in the IGT Agreement), then the Seller shall pay the Buyer an amount equal to the purchase price for such products net 30 upon receipt of evidence of completion of installation of the product.

ARTICLE VI

COVENANTS OF THE PARTIES

The Seller and the Buyer, respectively, hereby covenant to and agree with one another as follows:

6.01 Approvals of Third Parties. The Seller and the Buyer will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents to be delivered pursuant to Section 7.02 hereof. If any consent or approval is not obtained prior to or on the Closing Date, and such consent or approval relates to the transfer or assignment to the Buyer of a license, permit, lease, contract or other agreement that constitutes an Asset (a “Seller Contract”), this Agreement shall not constitute an agreement to transfer such Seller Contract and no action under this Agreement shall constitute a transfer of such Seller Contract in the absence of such consent or approval, but rather, the Seller shall hold such Seller Contract in trust for the use and benefit of the Buyer, and shall take such other action as may be reasonably requested by the Buyer in order to place the Buyer in an equivalent position as if such consents or approvals had been obtained.

6.02 Confidentiality.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Disclosing Party” shall mean the Seller or the Buyer, as the case may be, as the party hereto disclosing (whether before or after the Closing Date) Trade Secrets and Confidential Information, and “Recipient” shall mean the Seller or the Buyer, as the case may be (in each case including their respective agents and representatives), to whom such Trade Secrets and Confidential Information have been or are disclosed.

(ii) “Trade Secret” shall mean any information of Disclosing Party, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, software programs (including the object and source code thereto) or a list (whether in written form or otherwise) of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information

(A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this paragraph (ii) which Disclosing Party obtains from another party which Disclosing Party treats as proprietary or designates as trade secrets, whether or not owned or developed by Disclosing Party.

(iii) “Confidential Information” shall mean any data or information concerning Disclosing Party or its operations other than Trade Secrets, without regard to form, that is of value to Disclosing Party and is not generally known to the public or competitors of Disclosing Party. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, lists (whether in written form or otherwise) of any information about Disclosing Party’s executives and employees, marketing techniques, price lists, pricing policies, Disclosing Party’s business methods, and contracts and contractual relations with Disclosing Party’s customers and suppliers. Confidential Information also includes any information described in this paragraph (iii) which Disclosing Party obtains from another party which Disclosing Party treats as proprietary or designates as confidential information, whether or not owned or developed by Disclosing Party.

(iv) “Proprietary Information” shall mean Trade Secrets and Confidential Information collectively; provided that “Proprietary Information” shall not include any materials or information of the types specified in subparagraphs (ii) and (iii) above to the extent that such materials or information: (A) are or become publicly known or generally utilized by others engaged in the same business or activities in which Disclosing Party utilized, developed or otherwise acquired such information; or (B) were known to Recipient prior to Disclosing Party’s disclosure, not having been obtained from Disclosing Party, and are evidenced by Recipient’s written records prepared prior to the date of disclosure; or (C) are furnished to others by Disclosing Party with no restriction on disclosure. Failure to mark any of the Proprietary Information as confidential shall not affect its status as Trade Secrets or Confidential Information under this Agreement.

(b) The parties covenant and agree that:

(i) Recipient shall hold in confidence and not directly or indirectly use, copy, reveal, report, publish, disclose or transfer any of the Proprietary Information to any person or entity except as necessary to carry out its obligations under this Agreement or the other Transaction Documents, or utilize any of the Proprietary Information for any purpose not explicitly authorized hereunder. The limitations contained in this Section 6.02 shall continue (i) with regard to Confidential Information, for the duration of this Agreement and for three (3) years thereafter, and (ii) with regard to Trade Secrets, for the duration of this Agreement and thereafter for the greater of three (3) years or as long as such information retains its legal status as a Trade Secret.

(ii) Recipient shall keep a record of the location of the Proprietary Information. If the transactions contemplated hereunder are not consummated, Recipient will deliver to Disclosing Party, or destroy, all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Proprietary Information that are in Recipient’s possession, whether made or compiled by Recipient or furnished to Recipient by Disclosing Party; Recipient will thereafter provide to Disclosing Party a sworn affidavit attesting to Recipient’s compliance with this Section 6.02(b)(ii)

(iii) In the event Recipient becomes legally compelled to disclose any of the Proprietary Information, Recipient will provide to the Disclosing Party prompt written notice so that each Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, Recipient will furnish only that portion of the Proprietary Information which is legally required, and to the extent requested by the Disclosing Party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

(iv) The covenants and agreements contained herein shall inure to the benefit of, and may be enforced by, the successors and assigns of each party and shall survive any termination of this Agreement, whether such termination is at the instance of either party, and regardless of the reasons therefore. The protection afforded hereunder is in addition to and does not replace any prior confidentiality or nondisclosure obligation of one party to the other.

(v) The injury that Disclosing Party will suffer in the event of Recipient’s breach of any covenant or agreement contained herein cannot be compensated by monetary damages alone, and Recipient therefore agrees that Disclosing Party, in addition to and without limiting any other remedies or rights which it may have either under this Agreement or otherwise, shall have the right to obtain an injunction against Recipient, from any court of competent jurisdiction, enjoining any such breach, without being required to post a bond.

6.03 Employee Transition.

(a) Effective as of the Closing, (i) each employee set forth on Schedule 6.03 shall cease to be an employee of the Seller, and (ii) the Buyer shall offer employment to each such employee in a comparable (or more favorable) position to such employee’s position with the Seller prior to the Closing as disclosed on Schedule 3.14(a). The Buyer shall be responsible for the payment of any severance payable to any Transferring Employee whose employment is subsequently terminated, but only to the extent such severance is required pursuant to, and paid in accordance with, the Buyer’s severance policies. The Seller hereby consents to the hiring of such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, or employment agreement to the extent those agreements would preclude such employment by the Buyer or limit the ability of such employee to perform services on the Buyer’s behalf. The Seller also waives any claims or rights the Seller may have against the Buyer or any such employee under any confidentiality agreements relating to any confidential information relating to the Business. All such employees who accept Buyer’s offer of employment and actually perform services for Buyer on or after the Closing Date are hereinafter referred to as the “Transferring Employees.”

(b) Buyer shall use its commercially reasonable efforts to provide compensation and benefits to the Transferring Employees comparable in the aggregate to those applicable to the Transferring Employees immediately prior to the Closing, as disclosed on Schedule 3.15(a)(i); provided, however, notwithstanding anything to the contrary herein, (i) with respect to health coverage, the Buyer’s sole obligation shall be to provide Anthem Blue Option A for the one-year period commencing on the Closing Date on substantially the same terms and through the same carrier as provided by the Seller immediately prior to the Closing Date, and (ii) the Buyer shall not be required to provide the Executive Support Plan. With respect to the Buyer’s employee benefit plans other than qualified or non-qualified retirement or other deferred compensation plans, the Buyer shall use its commercially reasonable efforts to cause the Transferring Employees to receive credit for their service with the Seller as of the Closing Date as disclosed on Schedule 3.15(f), for purposes of eligibility, vesting, contributions, and entitlement to benefits. With respect to the Buyer’s employee qualified or non-qualified retirement or other deferred compensation plans, the Buyer shall use its commercially reasonable efforts to cause the Transferring Employees to receive credit for their service with the Seller as of the Closing Date as disclosed on Schedule 3.15(f), for purposes of eligibility and vesting.

(c) With respect to each welfare plan of the Buyer in which the Transferring Employees become participants, the Buyer shall make commercially reasonable efforts to: (i) cause there to be waived any pre-existing condition, domestic partner or eligibility limitations not applicable to the Transferring Employee under Seller’s similar plans immediately prior to the Closing and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the current year, to claims incurred and amounts paid by the Transferring Employees under similar plans maintained by the Seller immediately prior to the Closing. Seller shall provide Buyer with all information, which shall be complete and accurate, as may be necessary or appropriate to comply with this paragraph, as soon as reasonably practicable following the Closing.

(d) The Buyer shall not assume any liabilities or obligations for the provision of notice or payment in lieu of notice or any applicable penalties with respect to Transferring Employees or any other employees of the Seller or its Affiliates under the Worker Adjustment and Retraining Notification Act or similar state law (“WARN”), arising as a result of the transactions contemplated by this Agreement, except with respect to any “employment loss” suffered by the Transferring Employees within sixty (60) days after their first date of employment with the Buyer.

(e) The Buyer shall assume and provide to the Transferring Employees the equivalent number of vacation, personal and sick days accrued by the Transferring Employees pursuant to Seller’s policies but remaining unused as of the Closing, and shall communicate to the Transferring Employees that such vacation, personal and sick days will be provided. The Buyer shall have no liability in connection with the termination by the Seller of any employee of the Business who is not a Transferring Employee.

6.04 Employee Benefits Plans. The Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently provided by the Seller or by any member of its controlled group of corporations (including but not limited to those identified on Schedule 3.15(a)(i)); and if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such purposes, the Seller shall indemnify the Buyer for the full and complete costs, fees and other liabilities which result. In particular, the Buyer shall not assume liability for any group health continuation coverage or coverage rights under Internal Revenue Code Section 4980B and ERISA Section 606, which exist as of the Closing Date or which arise as a result of the Seller’s dissolution and/or termination of its group health plan or plans, and if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such group health continuation coverage purposes, the Seller shall indemnify the Buyer for the full and complete costs, fees and other liabilities which result.

6.05 Books and Records; Access.

(a) Unless otherwise consented to in writing by the Seller, for a period of three (3) years after the Closing, the Buyer shall not destroy, alter or otherwise dispose of any original books or records of the Business included in the Assets without first offering to surrender such books and records to the Seller and shall maintain such books and records in good condition in a reasonably accessible location. The Buyer shall allow the Seller reasonable access during normal business hours to examine and copy such books and records.

(b) Unless otherwise consented to in writing by the Buyer, for a period of three (3) years after the Closing, the Seller shall not destroy, alter or otherwise dispose of any original books or records of the Business without first offering to surrender such books and records to the Buyer and shall maintain such books and records in good condition in a reasonably accessible location. The Seller shall allow the Buyer reasonable access during normal business hours to examine and copy such books and records.

6.06 Transfer Taxes. All sales and transfer taxes, including but not limited to, document recording fees, real property transfer taxes, and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby, including any filing or recording fees or mortgage taxes, shall be paid one-half by the Seller and one-half by the Buyer.

6.07 Other Payments.

(a) Electronics Business Payments. If the Buyer receives any payments with respect to accounts receivable of the Electronics Business, then the Buyer shall forward such amounts to the Seller within five (5) days after the Buyer’s receipt thereof.

(b) Payment Terms for the Seller’s Products. The parties acknowledge and agree that the Manufacturing and Supply Agreement contains the payment terms relating to the Buyer’s purchase of “Products” (as defined in the Manufacturing and Supply Agreement) from the Seller. Notwithstanding the termination or expiration of the Manufacturing and Supply Agreement, for so long as the Seller sells Products to the Buyer, such sales shall be subject to payment terms that are identical to those described in the Manufacturing and Supply Agreement.

ARTICLE VII

CLOSING DELIVERIES

7.01 Buyer’s Deliveries. Simultaneously with the Closing, the Buyer has delivered the following (subject, however, to the Seller’s right to waive any of the Buyer’s deliveries):

(a) Secretary Certificate. The Buyer shall deliver to the Seller Certificates of the Secretary or Assistant Secretary of the Buyer (i) attaching and certifying copies of the resolutions of its board of directors, authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and certifications required or contemplated hereby, (ii) certifying the name, title and true signature of each officer of the Buyer executing this Agreement and the other documents, instruments and certifications required or contemplated hereby, and (iii) attaching and certifying a true, correct and complete copy of the certificate of formation of the Buyer.

(b) Transition Services Agreement. The Buyer shall execute and deliver a transition services agreement substantially in the form of Exhibit 7.01(b) hereto.

(c) Manufacturing and Supply Agreement. The Buyer shall execute and deliver a manufacturing and supply agreement substantially in the form of Exhibit 7.01(c) hereto (the “Manufacturing and Supply Agreement”).

(d) License Agreement. The Buyer shall execute and deliver a license agreement substantially in the form of Exhibit 7.01(d) hereto.

(e) [Reserved]

(f) Employment Agreements. The Buyer shall execute and deliver an employment agreement with each of Margherita Arvanites and James Cook substantially in the form of Exhibits 7.01(f)(i) and (ii).

7.02 Seller’s Deliveries. Simultaneously with the Closing, the Seller has delivered the following (subject, however, to the Buyer’s right to waive any of the Seller’s deliveries):

(a) Required Governmental Approvals. The Seller shall obtain and deliver all governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby.

(b) Other Necessary Consents. The Seller shall obtain and deliver all consents and approvals listed on Schedule 3.03. With respect to each such consent or approval, Buyer shall have received written evidence, satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

(c) Opinion of Counsel to the Seller. The Seller shall deliver from counsel to the Seller an opinion, dated the Closing Date, substantially in the form of Exhibit 7.02(c).

(d) [Reserved]

(e) Non-Competition and Non-Solicitation Agreement. The Seller shall execute and deliver to the Buyer a non-competition and non-solicitation agreement substantially in the form of Exhibit 7.02(e) hereto.

(f) Secretary Certificate. The Seller shall deliver to the Buyer Certificates of the Secretary or Assistant Secretary of the Seller (i) attaching and certifying copies of the resolutions of its board of directors, authorizing the execution, delivery and performance of this Agreement and the other documents, instruments and certifications required or contemplated hereby, (ii) certifying the name, title and true signature of each officer of the Seller executing this Agreement and the other documents, instruments and certifications required or contemplated hereby, and (iii) attaching and certifying a true, correct and complete copy of the bylaws of the Seller.

(g) Transition Services Agreement. The Seller shall execute and deliver a transition services agreement substantially in the form of Exhibit 7.01(b) hereto.

(h) Supply Agreement. The Seller shall execute and deliver the Manufacturing and Supply Agreement.

(i) License Agreement. The Seller shall execute and deliver a license agreement substantially in the form of Exhibit 7.01(d) hereto.

ARTICLE VIII

INDEMNIFICATION

8.01 Indemnification Generally.

(a) Except as otherwise limited by this Article VIII, the Seller shall indemnify, reimburse and hold harmless the Buyer and any successor or assigns thereof, and their respective directors, members, managers, shareholders, officers, employees, consultants and agents (the “Buyer Protected Parties”), from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Buyer Loss” or “Buyer Losses”) asserted against, imposed upon, suffered by, or incurred by any of the Buyer Protected Parties as a result of, or with respect to, or arising from (i) any breach or inaccuracy of any representation or warranty of the Seller set forth in this Agreement; (ii) any breach of or noncompliance by the Seller with any covenant or agreement of the Seller contained in this Agreement or in any other Transaction Document (other than the Manufacturing and Supply Agreement or the Transition Services Agreement); (iii) any and all Excluded Liabilities; (iv) any and all liabilities and obligations arising out of any breach by the Seller of any Assumed Contract; (v) any and all claims asserted by the Seller’s creditors, except where such claims are in connection with liabilities or obligations expressly assumed by the Buyer pursuant to the Assignment and Assumption Agreement (for the purposes of this Agreement, “creditors” shall mean (1) all persons or entities who assert claims against the Seller even though such claims are disputed and (2) all general creditors, and secured creditors, all lien creditors, and all representatives of creditors); (vi) the matters referred to in Section 6.04; and (vii) the matters described in Schedule 3.10(c), including the correspondence and reports described therein, except to the extent that any Buyer Losses related to such matters result directly from the Buyer’s use of the Hurricane Facility in a manner substantially different than the manner in which such facility was used by the Seller prior to the Closing (other than changes in use contemplated by the Purchase Agreement, including the potential relocation of the Business’s existing manufacturing activities to the Hurricane Facility).

(b) Except as otherwise limited by this Article VIII, the Buyer shall indemnify, reimburse and hold harmless the Seller, and any successors or assigns thereof, and their respective officers, directors, members, managers, employees, consultants and agents (the “Seller Protected Parties”), from and against any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) (hereinafter “Seller Loss” or “Seller Losses”) asserted against, imposed upon, suffered by or incurred by any of the Seller Protected Parties as a result of, or with respect to, or arising from (i) any breach or inaccuracy of any representation or warranty of the Buyer set forth in this Agreement; (ii) any breach of or noncompliance by the Buyer with any covenant or agreement of the Buyer contained in this Agreement or in any other Transaction Document; (iii) any and all Assumed Liabilities expressly assumed at the Closing by the Buyer pursuant to the Assignment and Assumption Agreement; and (iv) the operation or conduct of the Business, or ownership of the Assets, from and after the Closing, except to the extent due to any act or omission of the Seller or any matter for which the Seller is required to indemnify the Buyer Protected Parties pursuant to Section 8.01(a).

8.02 Indemnity Claims. The representations and warranties contained herein or in any other Transaction Document shall not be extinguished by the Closing but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted no later than the close of business on the twenty-four (24) month anniversary of the Closing Date. The covenants and agreements contained herein shall survive without limitation as to time except as may be otherwise specified herein.

8.03 Threshold. The Buyer Protected Parties shall make no claim against the Seller for indemnification under Section 8.01(a)(i) hereof and the Seller Protected Parties shall make no claim against the Buyer for indemnification under Section 8.01(b)(i) hereof, in any such case unless and until the aggregate amount of such claims against the Seller, on the one hand, or the Buyer, on the other hand, exceeds $100,000 (the “Threshold”), in which event the Buyer Protected Parties or the Seller Protected Parties, as applicable, may claim indemnification for the amount of all such claims but only to the extent such amount exceeds the Threshold; provided, however, that the Threshold shall not limit (i) the liability of the Seller for Buyer Losses as a result of, with respect to or arising from a breach or inaccuracy of any representation or warranty arising out of fraud or willful misconduct on the part of the Seller; or (ii) the liability of the Buyer for Seller Losses as a result of, with respect to or arising from a breach or inaccuracy of any representation or warranty arising out of fraud or willful misconduct on the part of the Buyer.

8.04 Cap.

(a) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate liability of the Buyer related to claims for indemnification under

Section 8.01(b)(i) hereof for Losses suffered or incurred by any of the Seller Protected Parties exceed $1,230,000 (the “Buyer Cap”); provided, however, that the Buyer Cap shall not limit the liability of the Buyer for Seller Losses as a result of, with respect to or arising from a breach or inaccuracy of any representation or warranty arising out of fraud.

(b) Notwithstanding anything to the contrary contained herein, in no event shall the liability of the Seller relating to claims for indemnification under Section 8.01(a)(i) hereof for Losses suffered or incurred by any of the Buyer Protected Parties exceed the following amounts: (i) $1,230,000 for Buyer Losses as a result of, with respect to or arising from a breach or inaccuracy of any representation or warranty set forth in this Agreement or any other Transaction Document, other than those set forth in Section 3.05 hereof; and (ii) $6,150,000 for Buyer Losses as a result of, with respect to or arising from a breach or inaccuracy of the Seller’s representations and warranties set forth in Section 3.05 hereof; provided, however, that the aggregate liability of the Seller relating to claims for indemnification under Section 8.01(a)(i) hereof for Buyer Losses shall in no event exceed $6,150,000 in the aggregate; provided further, that the limitations set forth in this Section 8.04(b) shall not limit the liability of the Seller for Buyer Losses as a result of, with respect to or arising from a breach or inaccuracy of any representation or warranty arising out of fraud.

8.05 Notice of Claim. After becoming aware of any circumstance that has resulted in or may result in a Loss or Losses, for which any party hereto (the “Indemnitee”) then intends to seek indemnification against another party or parties hereto (the “Indemnifying Party”) under Section 8.01(a) or Section 8.01(c), the Indemnitee shall give the Indemnifying Party reasonably prompt notice of such claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. Notice by the Indemnitee to the Indemnifying Party within thirty (30) days of the date upon which the Indemnitee is both aware of a Loss and intends to seek indemnity hereunder with respect to such Loss shall conclusively be deemed “reasonably prompt” notice within the meaning hereof; provided, however, that failure to give “reasonably prompt” notice hereunder shall not relieve any Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is actually prejudiced by such delay in notice. The Indemnitee shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Indemnitee.

8.06 Defense.

(a) General. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party (other than a Protected Party) available by virtue of the circumstances of the Loss, the Indemnifying Party may assume the defense or the prosecution thereof by prompt written notice to the Indemnitee and the affected Protected Party, including the employment of counsel or accountants, at its cost and expense. The Indemnitee and the affected Protected Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnitee and the affected Protected Party shall be at their expense. The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld; provided that if the Indemnifying Party does not assume the defense or prosecution of a claim as provided above within thirty (30) days after notice thereof from any Protected Party, the Indemnitee and the affected Protected Party may settle such claim without the Indemnifying Party’s consent. The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Protected Party without the Indemnitee’s and the affected Protected Party’s prior written consent. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

(b) Hurricane. From and after the Closing, the Seller, at its expense, will continue to control the resolution of the matters described in Schedule 3.10(c), including the prosecution and/or defense and settlement of all claims against or by the City of Hurricane or other third parties and any evaluation, remediation or repair activities taken at the Hurricane Facility with respect to such matters. The Buyer shall notify the Seller promptly of the Buyer’s receipt of any notices or other communications or correspondence relating to such matters, including the existence of any investigation or proceedings relating thereto. The Buyer shall also notify the Seller promptly upon becoming aware of any additional overflows of water that could cause any additional damage to the Hurricane Facility. So long as the Seller remains obligated under this indemnification, the Buyer shall give the Seller reasonable access to the Hurricane Facility for purposes of inspecting the building, engaging in testing, evaluation and remediation or repair activities and otherwise addressing these matters, provided that Seller shall not unreasonably interfere with the operations of the Business. The Buyer shall not admit that the Buyer or any tenant has legal responsibility under the lease for the Hurricane Facility or otherwise to any person for any of the matters described in Schedule 3.10(c). The Seller shall not be liable for any settlement of any claim relating to the matters described in Schedule 3.10(c)) or any remediation or repair measures at the Hurricane Facility in respect of such matters effected without its prior written consent. The Buyer shall cooperate in the prosecution and defense of all such claims and any remediation efforts and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided that the Seller shall reimburse the Buyer for all of the Buyer’s costs and expenses incurred in connection with such cooperation and the other activities described in this sentence. The Seller shall be entitled to any reimbursements or payments from the City of Hurricane or from any third party in respect to any costs or expenses incurred by the Seller whether those costs or expenses were incurred before or after the Closing.

8.07 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations in this Agreement and the other documents, agreements, and certificates delivered pursuant to or in connection with this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

ARTICLE IX

MISCELLANEOUS

9.01 Entire Agreement. This Agreement (including the Schedules and Exhibits, which are incorporated herein) constitutes the sole understanding of the parties with respect to the subject matter hereof and terminates the Letter of Intent dated February 25, 2005; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

9.02 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

9.03 Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither party may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.04 Counterparts and Facsimile. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

9.05 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9.06 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

9.07 Expenses. Except as otherwise provided herein, the Seller and the Buyer shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

9.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier such as FedEx or express mail service), postage or fees prepaid,

if to the Seller, to:	Mikohn Gaming Corporation d/b/a Progressive Gaming International Corporation 920 Pilot Road Las Vegas, NV 89119 Attention: Michael A. Sicuro, Executive Vice President and Chief Financial Officer

With a copy to:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Barbara L. Borden, Esq.

if to Buyer or the Seller, to:	MSG Acquisition, LLC c/o Valor Equity Partners, L.P. 225 West Washington Street, Suite 2350 Chicago, IL 60606 Attention: Antonio Gracias

with a copy to:	McKenna Long & Aldridge LLP Suite 5300 303 Peachtree Street, NE Atlanta, GA 30308 Attention: David M. Ivey

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

9.09 Governing Law; Jurisdiction. This Agreement is executed by the Buyer in and shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect hereof, brought by the other party hereto or its successors or assigns may be brought and determined in state or federal courts sitting in the State of Illinois, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10 Public Announcements. No public announcement shall be made by any party hereto or its representatives with regard to the transactions contemplated by this Agreement without the prior consent of the Seller and the Buyer; provided that either party may make such disclosure if advised by counsel that it is legally required to do so (including, without limitation, applicable securities laws or the rules of any nationally recognized securities exchange or over-the-counter market); and further provided that the parties acknowledge and agree that following the Closing, Buyer may publish tombstones relating to this transaction, send out notices of this transaction, and otherwise publicize this transaction without the consent of the Seller.

9.11 Seller’s Knowledge. As used herein, the terms “the Seller’s knowledge” or “to the knowledge of the Seller” shall mean such facts or other matters of which any of the following individuals have actual knowledge: Russel H. McMeekin, Michael A. Sicuro, Robert J. Parente, Mike Dreitzer, Neil Crossan, Zach Vela, Margherita Arvanites, James Cooke, Steve Flaig, Cathy Pupo, Jean Huynh, Linda Rudolf, Barbara Melioris, or James Lyke.

9.12 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

9.13 Including. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

9.14 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

9.15 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

9.16 Severability. In case any one or more of the provisions contained in this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against any party hereto, such invalidity, illegality, or unenforceability shall only apply to such party in the specific jurisdiction where such judgment shall be made, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except that this Agreement shall not be reformed in any way that will deny to any party the essential benefits of this Agreement, unless such party waives in writing its rights to such benefits.

9.17 Further Assurances. Each of the parties hereto will use its reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable following the Closing to consummate and effectuate the transactions contemplated by this Agreement.

9.18 Ordinary Course of Business. “Ordinary Course of Business” means, with respect to actions and operations conducted by the Seller, actions and operations that are (a) consistent with the past practices of the Seller, (b) taken in the ordinary course of the normal, day-to-day operations of the Seller, and (c) not required to be authorized by the Board of Directors or other governing body of the Seller.

9.19 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signatures appear on following page)

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

“BUYER:”

MSG ACQUISITION, LLC

By:	/s/ Antonio J. Gracias
Name:	Antonio J. Gracias
Title:	Chairman

“SELLER:”

MIKOHN GAMING CORPORATION D/B/A PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/s/ Michael A. Sicuro
Name:	Michael A. Sicuro
Title:	Executive Vice President and Chief Financial Officer